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                                                                    Exhibit 99.1

                                [CANCERVAX LOGO]

COMPANY CONTACT:
Julie Ames                                      Vince Reardon
CancerVax Corporation                           CancerVax Corporation
Director, Corporate Communications              Sr. Director, Investor Relations
(760) 494-4252                                  (760) 494-4850

              CANCERVAX CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN

CARLSBAD, CA (November 4, 2004) - CancerVax Corporation (NASDAQ: CNVX), a biotechnology company focused on the research, development and commercialization of novel biological products for the treatment and control of cancer, today announced that its Board of Directors has adopted a Stockholder Rights Plan (the "Rights Plan"). The Rights Plan is intended to enable all CancerVax stockholders to realize the long-term value of their investment in CancerVax. The Rights Plan will not prevent a takeover, but should encourage anyone seeking to acquire CancerVax to negotiate with the Board of Directors prior to attempting a takeover. The Rights Plan will expire in 2014.

Pursuant to the Rights Plan, the CancerVax Board declared a dividend distribution of one Preferred Share Purchase Right (a "Right") on each outstanding share of CancerVax common stock. Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 15% or more of CancerVax's common stock or announces a tender offer for 15% or more of the common stock. Under certain circumstances, each Right will entitle stockholders to buy one one-thousandth of a share of newly created Series A Junior Participating Preferred Stock of CancerVax at an exercise price of $95. The CancerVax Board will be entitled to redeem the Rights at $0.01 per Right at any time before a person has acquired 15% or more of the outstanding common stock.

The Rights are not being distributed in response to any specific effort to acquire control of CancerVax. The Rights are designed to assure that all CancerVax stockholders receive fair and equal treatment in the event of any proposed takeover of CancerVax and to guard against partial tender offers, open market accumulations and other potentially abusive tactics to gain control of CancerVax, while not foreclosing a fair acquisition bid for CancerVax.

If a person becomes an Acquiring Person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of common shares of CancerVax having a market value at that time of twice the Right's exercise price, other than Rights held by the Acquiring Person which will become void and will not be exercisable. An Acquiring Person is defined as a person who acquires 15% or more of the outstanding common stock of CancerVax, except as provided in the Rights Plan. If CancerVax is acquired in a merger or other business combination transaction that has not been approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

The dividend distribution to establish the new Rights Plan will be payable to stockholders of record on November 15, 2004. The Rights will expire in ten years. The Rights distribution is not taxable to stockholders.

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ABOUT CANCERVAX CORPORATION (www.cancervax.com)

CancerVax Corporation is a biotechnology company focused on the research, development and commercialization of novel biological products for the treatment and control of cancer. CancerVax's lead product candidate, Canvaxin(TM), is one of a new class of products being developed in the area of specific active immunotherapy, also known as therapeutic cancer vaccines. Canvaxin(TM) is currently being studied in two international Phase 3 clinical trials for the treatment of patients with Stage III or Stage IV, or advanced-stage, melanoma. In addition to Canvaxin(TM), CancerVax has licensed three specific active immunotherapeutic product candidates targeting the epidermal growth factor receptor signaling pathway, including SAI-EGF, which has been studied in Phase 2 clinical trials. CancerVax plans to identify and develop new product candidates based on its proprietary specific active immunotherapy, anti-angiogenesis and T-oligo, or telomere homolog oligonucleotide, technology. CancerVax's corporate headquarters and research and development facility is located in Carlsbad, Calif., and its biologics manufacturing facility is located in the Los Angeles area.

FORWARD-LOOKING STATEMENTS

CancerVax cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding the benefits of the Rights Plan and the ability of the Rights Plan to maximize stockholder value in the event of a takeover of CancerVax. The inclusion of forward-looking statements should not be regarded as a representation by CancerVax that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in CancerVax's business including, without limitation: discouragement or prevention of a change of control of CancerVax; potential entrenchment of CancerVax's current management; CancerVax's dependence on the success of its lead product candidate, Canvaxin(TM); the progress, timing and success of its clinical trials of Canvaxin(TM) and its other product candidates; the potential that results of Phase 1 and 2 clinical trials of Canvaxin(TM), which were evaluated using retrospective survival analyses that may be subject to potential selection biases, may not be predictive of future results of CancerVax's ongoing Phase 3 clinical trials; the impact of government regulation, which may increase the cost and uncertainty associated with gaining regulatory approval of Canvaxin(TM) and its other product candidates; CancerVax's dependence on clinical investigators and medical institutions to enroll patients in its clinical trials and other third parties to perform related data collection and analysis, which may increase costs or delay the completion of its clinical trials; difficulties or delays in developing, testing, producing and marketing its technologies and product candidates; unexpected adverse side effects or inadequate therapeutic efficacy of its products that could delay or prevent product development or commercialization, or that could result in recalls or product liability claims; its ability to obtain additional financing to support its operations; and other risks detailed in CancerVax's Securities and Exchange Commission filings, including CancerVax's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and CancerVax undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

CancerVax(R) is a registered trademark of CancerVax Corporation.

Canvaxin(TM) is a trademark of CancerVax Corporation.

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